Oakley Declares Annual Stock Dividend

FOOTHILL RANCH, Calif., Sept. 26, 2005 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced that its Board of Directors has declared a regular cash dividend of sixteen cents ($0.16) per share on its outstanding common stock, an increase of $0.01 per share over the company's dividend of fifteen cents ($0.15) per share paid last year. The dividend will be payable October 28, 2005, to shareholders of record at the close of business on October 14, 2005. Any future dividends are at the discretion of and subject to the approval of Oakley's Board of Directors.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company offers a full array of products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through June 30, 2005 totaled $615.3 million and generated net income of $49.0 million. Oakley, Inc. press releases, SEC filings and the company's annual report are available at www.oakley.com

CONTACT:
Editorial contacts:
Oakley, Inc.
Lance Allega, Director of Investor Relations
949-672-6985
lallega@oakley.com

PondelWilkinson Parham
Ron Parham, Investor Relations Counsel
503-924-1186
rparham@pondel.com